For additional information contact:

FOR IMMEDIATE RELEASE	Dennard Lascar Investor Relations
Rick Black / Ken Dennard
LUB@dennardlascar.com

Luby’s Receives Continued Listing Standard Notice from the NYSE

HOUSTON, TX – April 23, 2020 - Luby’s, Inc. (NYSE: LUB) (“Luby’s” or the “Company”), today announced that on April 20, 2020, it received notice from the New York Stock Exchange (“NYSE”) that the Company is no longer in compliance with NYSE continued listing standards, which require the average closing price of the Company’s common stock to be at least $1.00 per share over a period of 30 consecutive trading days.

The Company plans to notify the NYSE of its intent to cure the deficiency and return to compliance with the NYSE continued listing requirements within the six-month cure period. Under NYSE rules, Luby’s can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period, Luby’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month or on the last day of the cure period.

The Company is reviewing all available alternatives to return to compliance with the NYSE continued listing standards.

During the cure period, the Company’s common stock will continue to trade on the NYSE, subject to compliance with other continued listing requirements.

About Luby’s

Luby’s, Inc. (NYSE: LUB) operated 119 restaurants nationally as of December 18, 2019: 78 Luby’s Cafeterias, 40 Fuddruckers, one Cheeseburger in Paradise restaurants. At December 18, 2019, Luby's was the franchisor for 97 Fuddruckers franchise locations across the United States (including Puerto Rico), Canada, Mexico, Colombia, and Panama. Luby's Culinary Contract Services provided food service management to 33 sites at December 18, 2019 consisting of healthcare, corporate dining locations, sports stadiums, and sales through retail grocery stores.

Forward Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including the statements regarding the Company’s intention to regain compliance with the NYSE’s continued listing standards.

Luby’s cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time-to-time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of Luby’s. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause Luby’s actual results to differ materially from the expectations Luby’s describes in such forward-looking statements: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of Luby’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in Luby’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
2